EXHIBIT 99.2

FIRST STATE FINANCIAL SERVICES, INC.

INDEPENDENT AUDITORS' REPORT


The Board of Directors
First State Financial Services, Inc.


     We have audited the accompanying consolidated balance sheets of First State Financial Services, Inc. and subsidiaries as of September 30, 1996 and 1995, the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First State Financial Services, Inc. and subsidiaries at September 30, 1996 and 1995 and the results of their operations, and their cash flows for each of the years in the three-year period ended September 30, 1996, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

Short Hills, New Jersey
November 26, 1996

FIRST STATE FINANCIAL SERVICES, INC.
Consolidated Balance Sheets


                                                           September 30,
                                                    -----------------------
                                                        1996          1995
                                                    ----------   ----------
                                                          (in thousands)
ASSETS
Cash on hand and in banks                           $  12,395    $  11,792
Investment securities available for sale (note 3)       9,466       11,799
Investment securities, market value of $24,355 and
   $20,657 at September 30, 1996 and 1995 (note 3)     24,643       20,889
Stock in FHLB of New York, at cost                      3,404        3,715
Loans receivable, net (note 4)                        480,931      461,648
Mortgage loans held for resale, market value of
   $9,106 and $67,642 at September 30, 1996 and 1995    9,106       67,219
Mortgage-backed securities, market value of $30,560
   and $19,002 at September 30, 1996 and 1995
   (notes 3 and 6)                                     31,024       18,961
Accrued interest receivable (note 8)                    3,942        4,046
Office properties and equipment, net (note 7)          10,171       10,523
Real estate owned                                       4,045        8,564
Cost in excess of fair value of net assets acquired     2,149        2,349
Cash surrender value of life insurance (note 11)       11,978       11,582
Other assets                                            7,163        3,933
                                                    ----------   ----------
                                                    $ 610,417    $ 637,020
                                                    ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (note 5)                                   $ 554,320    $ 567,710
Borrowed money (note 6)                                 5,928       23,105
Advance payments by borrowers for taxes and
   insurance                                            2,614        3,253
Accrued expenses and other liabilities                 12,319        1,360
                                                    ----------   ----------
  Total liabilities                                   575,181      595,428
                                                    ----------   ----------
Stockholders' Equity (note 14 and note 16):
Preferred stock, $.01 par value, 2 million
   shares authorized; none issued                           -            -
Common stock, $.01 par value, 8 million
   shares authorized;3,938,815 issued,
   3,929,455 outstanding in 1996 and 3,883,765
   issued,  3,874,405 outstanding in 1995                  39           39
Additional paid-in capital                             21,242       20,949
Net unrealized loss on securities
   available for sale                                    (228)         (89)
Retained income, substantially restricted
   (notes 10 and 16)                                   14,183       20,693
                                                    ----------   ----------
   Total stockholders' equity                          35,236       41,592
Commitments and Contingencies (note 12)             ----------   ----------
                                                    $ 610,417    $ 637,020
                                                    ==========   ==========
See accompanying notes to the consolidated
financial statements

FIRST STATE FINANCIAL SERVICES, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)

                                                    Year Ended September 30,
                                                -------------------------------
                                                   1996        1995       1994
                                                --------   --------    --------
Interest income:
   Interest on mortgage loans (note 4)           31,948     32,738      25,217
   Interest on consumer and commercial loans     12,914      8,138       5,885
   Interest on mortgage-backed securities         1,943      1,238       1,587
   Interest on investments available for sale       839        525       1,104
   Interest on investment securities              1,595      1,710       1,142
                                                --------   --------    --------
      Total interest income                      49,239     44,349      34,935
                                                --------   --------    --------
Interest expense:
   Interest on deposits (note 5)                 22,965     20,654      13,087
   Interest on borrowed money                     1,089      1,111         361
                                                --------   --------    --------
   Total interest expense                        24,054     21,765      13,448
                                                --------   --------    --------
      Net interest income                        25,185     22,584      21,487
Provision for loan losses (note 4)                8,900      1,650       1,892
                                                --------   --------    --------
Net interest income after
   provision for loan losses                     16,285     20,934      19,595
                                                --------   --------    --------
Other income:
   Loan fees and other loan charges              13,591      3,725       1,589
   Service charges on deposit accounts            1,874      1,784       1,586
   Net gain on sales of loans                     1,070         88         474
   Net gain (loss) on sales of investments           69       (125)         82
   Other                                            876        896         419
                                                --------   --------    --------
      Total other income                         17,480      6,368       4,150
                                                --------   --------    --------
Operating expenses:
   Compensation and employee benefits (note 11)   8,457      7,362       7,648
   Premises and occupancy expense, net            2,324      2,007       2,046
   Amortization of cost of intangible assets        200        427         536
   Loan expenses                                 17,270      4,491       1,254
   Data processing                                1,250      1,100       1,036
   Advertising and promotion                        642        812         724
   Federal insurance premiums                     1,261      1,234       1,097
   SAIF special assessment (note 16)              3,096          -           -
   Problem asset expenses, inclusive of
      real estate owned writedowns                3,671      1,615       1,456
   Other expenses (note 9)                        2,851      3,124       3,084
                                                --------   --------    --------
      Total operating expenses                   41,022     22,172      18,881
                                                --------   --------    --------
      Income (loss) before income tax
        expense (benefit)                        (7,257)     5,130       4,864
Income tax expense (benefit) (note 10)           (1,608)     1,132       1,363
                                                --------   --------    --------
   Net income (loss)                            $(5,649)   $ 3,998     $ 3,501
                                                ========   ========    ========
   Net income (loss) per share                  $ (1.40)   $  1.01     $  0.91
                                                ========   ========    ========
See accompanying notes to consolidated financial statements.

                      FIRST STATE FINANCIAL SERVICES, INC.
           Consolidated Statements of Changes in Stockholders' Equity
                                 (In thousands)

                                                                                                Common Stock
                                                                              Net Unrealized      Acquired by
                                                                  Retained        Loss on          Employees
                                                    Additional     Income        Securities         Stock
                                           Common    Paid-In    Substantially    Available        Ownership
                                           Stock     Capital      Restricted      for Sale           Plan         Total
                                           -------   ---------     ---------       --------        --------      ---------
Balance at September 30, 1993              $   38    $ 20,869      $ 14,431        $     -         $(1,159)      $ 34,179
 Distributions of Employee Stock
    Ownership Plan Stock - 210,798 shares                                                            1,159          1,159
 Cash dividends declared and paid                                      (476)                                         (476)
 Change in net unrealized loss on securities
    classified as available for sale                                                  (278)                          (278)
 Net income for the year                                              3,501                                         3,501
 Stock cancellation upon Ocean
    merger - 18,302 shares                               (109)                                                       (109)
 Adjustment for the pooling of a company
      with a different year end                                          (3)                                           (3)
                                           -------   ---------     ---------       --------        --------      ---------
 Balance at September 30, 1994             $   38    $ 20,760      $ 17,453        $  (278)        $     -       $ 37,973
 Cash dividends declared and paid                                      (758)                                         (758)
 Issuance of common stock under stock
     option plans (note 14) - 46,142 shares     1         189                                                         190
 Change in net unrealized loss on securities
     classified as available for sale                                                  189                            189
 Net income for the year                                              3,998                                         3,998
                                           -------   ---------     ---------       --------        --------      ---------
 Balance at September 30, 1995             $   39    $ 20,949      $ 20,693        $   (89)        $     -       $ 41,592
 Cash dividends declared and paid                                      (861)                                         (861)
 Issuance of common stock under stock
    option plans (note 14) - 55,050 shares       -        293                                                         293
 Change in net unrealized loss on securities
    classified as available for sale                                                  (139)                          (139)
 Net loss for the year                                               (5,649)                                       (5,649)
                                           -------   ---------     ---------       --------        --------      ---------
 Balance at September 30, 1996             $   39    $ 21,242      $ 14,183        $  (228)        $     -       $ 35,236
                                           =======   =========     =========       ========        ========      =========

         See accompanying notes to the consolidated financial statements

                      FIRST STATE FINANCIAL SERVICES, INC.
                     Consolidated Statements of Cash Flows
                    (In thousands, except per share amounts)


                                                               Year ended September 30,
                                                          -------------------------------
                                                               1996      1995     1994
                                                          ---------- ---------  ---------
OPERATING ACTIVITIES
Net (loss) income                                         $  (5,649) $  3,998   $  3,501
Adjustments to reconcile net income to net
   cash provided by operating activities:
Amortization of intangible assets                               200       428        534
Depreciation                                                  1,263       962      1,087
Net accretion of loan fees and discounts                       (255)     (376)      (382)
Net amortization and (accretion) of investment
   premium and discount                                          67       (96)      (733)
Net amortization and (accretion) of MBS
   premium and discount                                          34        58       (102)
Decrease (increase) in interest receivable                      104      (935)      (598)
Proceeds from sales of loans held for resale                 81,856     7,012     26,864
Proceeds from sales of credit cards receivable               59,635         -          -
Origination of loans held for resale                        (21,414)  (10,278)    (7,962)
Net gain on sale of real estate owned                          (261)      (19)         -
Net gain on sale of loans                                    (1,070)      (88)      (474)
Net (gain) loss on sale of investments                          (69)      125        (82)
Provision for losses on loans                                 8,900     1,650      1,892
Provision for writedowns of real estate owned                 3,000       900        700
Increase in cash surrender value of life insurance             (396)     (572)   (11,010)
(Increase) decrease in other assets                          (3,230)      734       (192)
Increase (decrease) in other liabilities                     10,959      (260)       908
                                                          ---------- ---------  ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                   133,674     3,243     13,951
                                                          ---------- ---------  ---------
INVESTING ACTIVITIES
Net increase in loans receivable                            (90,760)  (82,753)   (91,881)
Mortgage loans purchased                                          -      (292)         -
Purchase of mortgage-backed securities                      (15,174)   (5,809)    (5,048)
Purchase of mortgage-backed securities
   available for sale                                        (1,241)        -          -
Proceeds from sales of mortgage-backed securities                 -     1,630      5,207
Proceeds from sales of mortgage-backed securities
   available for sale                                         1,224         -          -
Principal payments on mortgage-backed securities              3,094     4,065      7,029
Proceeds from dispositions of real estate owned               3,718     3,231      6,935
Office properties and equipment expenditures                   (911)   (1,167)      (669)
Purchase of investment securities                           (14,132)   (8,297)   (14,901)
Purchase of investment securities available
   for sale                                                 (30,588)  (12,934)    (1,427)
Proceeds from sale of investment securities
   available for sale                                        39,746    16,538      4,704
Redemption (purchase) of Federal Home Loan Bank Stock           311      (710)       414
Proceeds from maturities of investment securities             3,416     9,419          -
                                                          ---------- ---------  ---------
NET CASH USED BY INVESTING ACTIVITIES                      (101,297)  (77,079)   (89,637)
                                                          ---------- ---------  ---------
FINANCING ACTIVITIES
Net (decrease) increase in deposits                         (13,390)   88,346     47,352
Dividends paid on common stock                                 (861)     (758)      (476)
Principal repayments of borrowings                          (17,177)  (13,633)    (1,176)
Additional borrowings                                             -     5,000     27,234
Net (decrease) increase in advance payments by
  borrowers for taxes and insurance                            (639)      465        160
Common stock issued                                             293       190          -
Adjustment for the pooling of a company with a
   different year-end                                             -         -       (173)
                                                          ---------- ---------  ---------
NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES            (31,774)   79,610     72,921
                                                          ---------- ---------  ---------
Increase (decrease) in cash and cash equivalents                603     5,774     (2,765)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR               11,792     6,018      8,783
                                                          ---------- ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                  $  12,395  $  11,792  $  6,018
                                                          ========== =========  =========
CASH PAID DURING THE YEAR FOR:
   Interest                                               $ 24,165   $  21,467  $ 13,346
   Income taxes                                           $    375   $   2,213  $  1,235

NON-CASH TRANSFERS:
Loans classified as Real Estate Owned                     $   1,938  $   2,672  $  2,319
Transfer of investment securities held to maturity
   to investment securities available for sale            $   8,454  $   2,300         -
Transfer of investment securities available for
   sale to investment securities held to maturity         $   1,559          -         -
Transfer of mortgage-backed securities held to maturity
   to mortgage-backed securities available for sale       $     627          -         -
Transfer of mortgage-backed securities available for
   sale to mortgage-backed securities held to
   maturity                                               $     644          -         -
Reclassification of Loans rec. to mortgage
   loans held for resale                                          -  $  60,770         -
Cancellation of common shares in conjunction
   with Ocean merger                                              -          -  $    109
Release of ESOP stock                                             -          -  $  1,159

          See accompanying notes to consolidated financial statements.

FIRST STATE FINANCIAL SERVICES, INC.
Notes to Consolidated Financial Statements

(1)  Summary of Significant Accounting Policies

The following is a description of the more significant accounting policies used in preparation of the accompanying consolidated financial statements.

Principles of Consolidation

The consolidated financial statements are comprised of the accounts of First State Financial Services, Inc. (First State and/or the Corporation), its wholly owned subsidiaries, First DeWitt Bank, (First DeWitt or the Bank), and First State Investment Services, Inc. (FSIS); and First DeWitt's wholly owned subsidiaries, Cedar Grove Service Corporation (CGSC), Ridge (Caldwell) Associates (Ridge) and Southport (Wall) Associates (Southport). All intercompany accounts and transactions have been eliminated in consolidation.

Business

First State conducts its principal business activity through First DeWitt Bank First DeWitt provides a full range of banking services to individual and corporate customers through branch offices in New Jersey. First DeWitt is subject to competition from other financial institutions and is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Financial Statement Presentation

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP"). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the next accounting cycle relate to the determination of the allowance for loan losses and the current valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of these allowances and the valuation of real estate owned, management obtains independent appraisals for significant properties.

Cash and Cash Equivalents

The caption of cash and cash equivalents used in the statements of cash flows includes the balance sheet caption cash on hand and in banks.

Investments, Investments Available for Sale and Mortgage-backed Securities

Investment securities and mortgage-backed securities are carried at amortized cost. Investment securities available for sale are carried at market value. They are adjusted for unamortized premiums and unearned discounts which are recognized as interest income over the terms of the securities for investments and the estimated remaining lives based on anticipated prepayments for mortgage-backed securities using a method which approximates the level-yield interest method. Investment and mortgage-backed securities are carried at cost because First State intends and has the ability to hold them to maturity. Gains or losses on the sale of securities are determined using the specific identification method and are recognized upon realization.

Under Statement of Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), debt securities to be held for indefinite periods of time and not intended to be held to maturity, as well as marketable equity securities, are classified as available for sale. Investment securities available for sale are carried at fair value and unrealized gains and losses, net of related tax effect, on such securities are excluded from earnings but are included in stockholders' equity.

First DeWitt, as a member of the FHLB of N.Y., is required to hold shares of capital stock in the FHLB of N.Y. in an amount equal to 1% of the outstanding balance of residential mortgage loans and similar obligations or 5% of its outstanding advances from the FHLB of N.Y., whichever is greater. First DeWitt complied with this requirement as of September 30, 1996.

Loans

Loans are stated at their principal amounts outstanding net of unearned income. Interest is accrued monthly as earned, except when a loan becomes 90 days or more past due or collection becomes uncertain, in which case the accrual of income is discontinued. Any accrued but unpaid interest on such loans is reversed against current earnings. These loans are classified as nonaccrual and interest income is only recognized subsequently in the period collected. Loans are returned to an accrual status when all past due amounts have been collected and factors indicating doubtful collectability on a timely basis no longer exists.

Discounts on loans purchased are accreted to income over the expected lives of such loans using a method that approximates the level-yield interest method of accounting.

Loan origination fees and certain direct loan origination costs are deferred and amortized into income using a method which approximates the level-yield interest method over the estimated lives of the related loans as an adjustment to the related loan yields.

Mortgage Loans Held for Resale

First DeWitt from time to time sells its fixed rate conforming loan originations and retains all other types of loan originations for its loan portfolio. Mortgage loans intended for sale are carried at the lower of cost or market using the aggregate method. Valuation adjustments, if applicable, are reflected in current operations. Gains and losses on sales are recorded using the specific identification method.

Allowance for Loan Losses

Provisions for losses on loans are charged to operations based upon periodic review and management's assessment of the risk inherent in the loan portfolio in relation to the level of the allowance for loan losses, loan loss experience, changes in the nature and volume of the loan portfolio, estimated value of the collateral underlying the loan agreements, economic conditions and other matters which warrant consideration.

Management believes that the allowance for losses on loans is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions in their market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for losses on loans. Such agencies may require the Corporation to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

On October 1, 1995, First State adopted Statement of Accounting Standards No. 114, "Accounting by Creditors for the Impairment of a Loan", as amended by SFAS 118, "Accounting by Creditors for the Impairment of a Loan-Income Recognition and Disclosures. As defined by these statements, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. As a result, certain impaired loans are reported at the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. The adoption of these statements did not impact the Corporation's operating results or total allowances for loan losses.

Office Properties and Equipment

Office properties and equipment are stated at cost less accumulated depreciation. Depreciation of office properties and equipment is accumulated on a straight-line basis over their estimated useful lives of three to forty years.

Real Estate Owned

Real estate acquired through foreclosure or by deed in lieu of foreclosure, is recorded at the lower of cost or fair value less estimated costs to sell. An allowance for REO losses is maintained for subsequent declines in fair value. Gains and losses from sales are recognized as incurred. Carrying costs are generally expensed as incurred.

Cost in Excess of Fair Value of Net Assets Acquired

Costs in excess of fair value of net assets acquired in business combinations are being amortized on a straight-line basis over periods of either 10 or 25 years. The remaining balance at September 30, 1996, is being amortized over 25 years.

Income Taxes

The Corporation and the Bank file a consolidated Federal income tax return. State income tax returns are filed on a separate basis.

Loan Servicing

The Bank services real estate loans for investors which are not included in the accompanying consolidated balance sheets. Fees earned for servicing loans are reported as income when the related mortgage loan payments are collected. Loan servicing costs are charged to expense as incurred.

Originated Mortgage Servicing Rights

Effective October 1, 1995, First State adopted Statement of Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" (SFAS 122). SFAS 122 requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others that have been acquired through either the purchase or origination of a loan. A mortgage banking enterprise that sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair values.

The fair value of capitalized originated mortgage servicing rights is determined based on the estimated discounted net cash flows to be received. Originated mortgage servicing rights are amortized in proportion to and over the period of estimated net loan servicing income. These capitalized mortgage servicing rights are periodically reviewed for impairment based on the fair value of those rights. First State capitalized $535,000 of originated mortgage servicing rights during the year ended September 30, 1996.

Net Income Per Share

Net income per share is computed by dividing net income by the average number of common shares outstanding during the period. Shares exercisable under stock option plans have been included in the calculation of primary earnings per share using the treasury stock method for periods in which this calculation was dilutive.

Financial Statement Presentation

Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified to comply with the 1996 presentation.

(2)  Merger Agreement and Business Combinations

On June 24, 1996, the Corporation signed a definitive merger agreement providing for the acquisition of all of the outstanding stock of First State Financial Services, Inc. by Sovereign Bancorp, Inc. (Sovereign). This merger agreement was amended by an agreement (the "amendment") signed by both parties on November 26, 1996. The amendment calls for First State shareholders to receive between 1.225 and 1.84 shares of Sovereign's common stock under a floating exchange ratio for each share of First State common stock if Sovereign's average closing price as defined in the amendment (the "Sovereign Market Value") is greater than or equal to $8.00 but less than or equal to $12.04. Within this range, the exchange ratio will be $14.75 divided by the Sovereign Market Value. If the Sovereign Market Value is greater than $12.04, the exchange ratio will be 1.225. If the Sovereign Market Value falls below $8.00, the agreement may be terminated by First State unless certain conditions are met. In a related agreement, Sovereign was given an option to purchase up to 783,000 shares of First State's issued and outstanding common stock if certain conditions occur. The merger is subject to certain conditions, including approval by First State's shareholders and various regulatory authorities and is expected to be completed by the first calendar quarter of 1997.

On October 21, 1994, the Corporation issued approximately 678,000 shares of its common stock for all the outstanding stock of Ocean Independent Bank, a New Jersey chartered bank located in Ocean, New Jersey (Ocean). This business combination was accounted for as a pooling-of-interests combination and, accordingly, the Corporation's historical consolidated financial statements have been restated to include the accounts and results of operations of Ocean for all years presented. The results of operation of the Corporation and Ocean for the year ended September 30, 1994 prior to restatement is as follows:

                                             Year ended
                                            September 30,
                                                1994
                                            -------------
                                            (in thousands)
             The Corporation:
             Net Interest Income             $   19,058
             Net Income                           3,189

             Ocean:
             Net Interest Income                  2,429
             Net Income                             312

             Combined:
             Net Interest Income                 21,487
             Net Income                           3,501

Prior to the combination, Ocean's fiscal year ended December 31. In recording the pooling-of-interests combination, Ocean's unaudited financial statements for the twelve months ended September 30, 1994 were combined with the Corporation's financial statements for the same period. In addition, Ocean's financial statements for the years ended December 31, 1993 and 1992 were combined with the Corporation's financial statements for the years ended September 30, 1993 and 1992. Ocean's unaudited results of operation for the three months ended December 31, 1993, included net interest income of $649,000 and net income of $3,000. An adjustment has been made to stockholders' equity to eliminate the effect of including Ocean's results of operations for the three months ended December 31, 1994 in both the year ended September 30, 1994 and the year ended September 30, 1993.

(3)  Investment Securities Available for Sale, Investments and
     Mortgage-Backed Securities

The amortized costs, gross unrealized gains and losses and estimated market values of investment debt securities are as follows:

                                                            September 30, 1996
                                     --------------------------------------------------------------
                                                       Gross           Gross          Estimated
                                     Amortized       Unrealized      Unrealized        Market
                                        Cost           Gains           Losses          Value
                                     ----------     ------------     ----------      -----------
                                                         (Dollars in thousands)
Held to Maturity Portfolio:
Investment Securities
  US Treasury Securities             $    847        $        6      $        -       $    853
  US Government & Agency Obligations    9,310                 8            (146)         9,172
  Municipal Obligations                14,486                86            (242)        14,330
                                     --------        ----------      ----------       --------
                                       24,643               100            (388)        24,355
                                     --------        ----------      ----------       --------
Mortgage-Backed Securities
  GNMA                                  6,839                31            (163)         6,707
  FNMA                                  7,102                61            (106)         7,057
  FHLMC                                14,997                63            (314)        14,746
  FHA                                   2,086                 -             (36)         2,050
                                     --------        ----------      ----------       --------
                                       31,024               155            (619)        30,560
                                     --------        ----------      ----------       --------
                                     $ 55,667        $      255      $   (1,007)      $ 54,915
                                     ========        ==========      ==========       ========
Available for Sale Portfolio:
Investment Securities
  US Treasury Securities             $    750        $        -      $       (7)      $    743
  Municipal Obligations                 7,720                 -            (248)         7,472
  Other Investments                         3                11               -             14
                                     --------        ----------      ----------       --------
                                        8,473                11            (255)         8,229
                                     --------        ----------      ----------       --------
Mutual Funds
  US Government Securities                250                 -               -            231
  Adjustable Rate Mortgages               582                 -               -            579
  Commercial Paper                        427                 -               -            427
                                     --------        ----------      ----------       --------
                                        1,259                 -             (22)         1,237
                                     --------        ----------      ----------       --------
                                     $  9,732        $       11      $     (277)      $  9,466
                                     ========        ==========      ==========       ========

                                                        September 30, 1995
                                     --------------------------------------------------------------
                                                         Gross             Gross          Estimated
                                     Amortized         Unrealized        Unrealized        Market
                                        Cost             Gains             Losses          Value
                                     ----------       ------------     ------------     -----------
                                                         (Dollars in thousands)
Held to Maturity Portfolio:
Investment Securities
  US Treasury Securities             $  1,256         $       12       $       -        $  1,268
  US Government & Agency Obligations    9,647                 10            (171)          9,486
  Municipal Obligations                 9,986                 75            (158)          9,903
                                     ----------       ------------     ------------     ---------
                                       20,889                 97            (329)         20,657
                                     ----------       ------------     ------------     ---------
Mortgage-Backed Securities
  GNMA                                  3,873                 39              (6)          3,906
  FNMA                                  6,396                120             (79)          6,437
  FHLMC                                 8,692                 88            (121)          8,659
                                     ----------       ------------     ------------     ---------
                                       18,961                247            (206)         19,002
                                     ----------       ------------     ------------     ---------
                                     $ 39,850         $      344       $    (535)      $  39,659
                                     ==========       ============     ============     =========
Available for Sale Portfolio:
Investment Securities
  US Treasury Securities             $  1,007         $        -       $      (6)      $   1,001
  Municipal Obligations                 2,728                  6             (17)          2,717
  Other Investments                        28                  6               -              34
                                     ----------       ------------     ------------     ---------
                                        3,763                 12             (23)          3,752
                                     ----------       ------------     ------------     ---------
Mutual Funds
  US Government Securities                236                  -             (15)            221
  Adjustable Rate Mortgages             7,475                  -             (68)          7,407
  Commercial Paper                        419                  -               -             419
                                     ----------       ------------     ------------     ---------
                                        8,130                  -             (83)          8,047
                                     ----------       ------------     ------------     ---------
                                     $ 11,893         $       12       $    (106)      $  11,799
                                     ==========       ============     ============     =========

The amortized cost and estimated market value of investment debt securities at September 30,1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties. The contractual maturities of mortgage-backed securities generally exceeds twenty years; however, the effective lives are expected to be less due to anticipated prepayments.

                                                                       Estimated
                                                      Amortized          Market      Average
                                                         Cost            Value        Yield(a)
                                                      ---------        ---------     ---------
                                                                (Dollars in thousands)
Held to Maturity Portfolio:
  Investment Securities
   Due in one year or less                            $  2,055         $  2,057        6.11%
   Due after one year through five years                 7,597            7,562        6.01
   Due after five years through ten years                3,030            2,948        6.72
   Due after ten years                                  11,961           11,788        7.81
                                                      ---------        ---------     ------
                                                        24,643           24,355        6.98

  Mortgage-Backed Securities                            31,024           30,560        6.78
                                                      ---------        ---------     ------
                                                      $ 55,667         $ 54,915        6.85%
                                                      =========        =========     ======
Available for Sale Portfolio:
  Investment Securities
   Due in one year or less                            $      -         $      -           -%
   Due after one year through five years                   750              743        5.03
   Due after five years through ten years                  419              408        6.76
   Due after ten years                                   7,304            7,078        7.47
                                                      ---------        ---------     ------
                                                         8,473            8,229        7.22

  Mutual Funds
   Due in one year or less                               1,259            1,237        5.74
                                                      ---------        ---------     ------
                                                      $  9,732         $  9,466        7.03%
                                                      =========        =========     ======
  (a) Tax equivalent yields


The carrying value of investment securities pledged as required for public funds and deposits amounted to $2.6 million at September 30,1996. In addition, certain investment and mortgage-backed securities are pledged as collateral under various borrowing agreements. See note 6.

Pursuant to the provisions and implementation guidance contained within the Financial Accounting Standards Board's special report "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities", on November 15, 1995, the Corporation reassessed the classification of all securities within its portfolio and transferred $9.1 million from its held-to-maturity investment portfolio to its available- for-sale portfolio. These securities had a market value of $9.2 million which resulted in the Corporation recording an unrealized gain on securities available-for-sale, net of tax, within stockholders' equity of $87,000. Gross gains (losses) realized on sales of investment securities and mortgage-backed securities for the years ended September 30, 1996, 1995, and 1994 were as follows:

                                           1996      1995        1994
                                        --------    -------     -------
                                                (in thousands)
Gross gains                             $   177     $   32      $ 137
Gross losses                               (108)      (157)       (55)
                                        --------    -------     -------
Net gain (loss) on sales of investments $    69     $ (125)     $  82
                                        ========    =======     =======

Cash proceeds from sales transactions approximated $41.0 million, $18.2 million and $9.9 million for the years ended September 30, 1996, 1995, and 1994, respectively.

(4)  Loans Receivable, Net

Loans receivable, net consists of the following:

                                                         September 30,
                                                  --------------------------
                                                      1996             1995
                                                  -----------     -----------
                                                         (in thousands)
First Mortgage loans:
    Conventional                                   $ 380,530       $ 351,416
    Partially guaranteed by VA or insured by FHA       1,889           2,377
    Participation in conventional loans               13,539          10,093
    Loans for land and construction                   17,624          23,031
                                                  -----------     -----------
                                                     413,582         386,917
                                                  -----------     -----------

Commercial loans                                      38,289          35,470
Property improvement loans                            26,503          28,847
Credit card receivable                                17,079          19,729
Guaranteed student loans                                 306             658
Loans secured by deposits                              1,263           1,122
Other loans                                            2,528           3,022
                                                  -----------     -----------
                                                      85,968          88,848
                                                  -----------     -----------
Less:
    Allowance for loan losses                         12,284           6,082
    Deferred loan fees                                   847             350
    Net unearned discounts                                10              22
    Loans in process                                   5,478           7,663
                                                  -----------     -----------
                                                      18,619          14,117
                                                  -----------     -----------
                                                   $ 480,931       $ 461,648
                                                  ===========     ===========

First DeWitt has granted loans to officers, directors, and to associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibilty. The aggregate dollar amount of these loans was $10.6 million and $4.3 million at September 30,1996 and 1995, respectively.

The following table presents information concerning loans accounted for on a nonaccrual basis and loans whose terms have been restructured to provide a reduction of interest rate charged to the borrower:

                                            September 30,
                              ----------------------------------------
                                    1996                   1995
                              -----------------      -----------------
                               No.      Amount        No.      Amount
                                            (in thousands)
Nonaccrual loans               113    $ 19,859        159    $ 18,503
Current restructured loans       1       1,416          3       3,476
                              -----  ----------      -----  ----------
    Total                      114    $ 21,275        162    $ 21,979
                              =====  ==========      =====  ==========

There were approximately $2.4 million and $1.1 million in loans that were 90 days or more past due in principal repayments while maintaining current interest payments at September 30, 1996 and 1995, respectively. If the total nonaccrual loans had been current and performing in accordance with their original terms, total interest income would have been increased by approximately $1.7 million, $1.5 million, and $899,000 for the years ended September 30, 1996, 1995 and 1994, respectively.

At September 30,1996, the impaired loan portfolio was primarily collateral dependent as defined under SFAS 114 and totaled $14.6 million for which general and specific allocations to the allowance for loan losses of $6.4 million were identified. The average balance of impaired loans during 1996 was approximately $12.1 million. The amount of cash basis interest income that was recognized on impaired loans during 1996 was $407,000.

The following is an analysis of the allowance for loan losses:

                                              Year ended September 30,
                                         -------------------------------
                                              1996       1995      1994
                                         ----------  --------- ---------
                                                (in thousands)

Balance, beginning of period              $  6,082   $  6,351  $  8,111
Adjustment for the pooling of a company
     with a different year-end                   -          -       170
Provisions charged to operations             8,900      1,650     1,722
Recoveries                                     141         72       409
Losses charged against the allowance        (2,839)    (1,991)   (4,061)
                                         ----------  --------- ---------
Balance, end of period                    $ 12,284   $  6,082  $  6,351
                                         ==========  ========= =========

First DeWitt services real estate loans for investors which are not included in the accompanying consolidated balance sheets. The total of such loans serviced amounted to approximately $166.8 million, $113.4 million, and $115.2 million at September 30, 1996, 1995, and 1994, respectively. Servicing income generated from these loans amounted to $562,000, $390,000, and $351,000 for the years ended September 30, 1996, 1995 and 1994, respectively.

As discussed in note (1), the Corporation prospectively adopted SFAS 122 on October 1, 1995. The Corporation capitalized originated mortgage servicing rights of $535,000 during the year ended September 30, 1996. Amortization of originated mortgage servicing rights for the year ended September 30, 1996 was $63,000.

(5)  Deposits

Savings deposits are comprised of the following:

                                                    September 30,
                            ----------------------------------------------------------------
                                            1996                             1995
                            -----------------------------    -------------------------------
                                 Rate      Amount      %          Rate      Amount      %
                            ----------  --------- -------    ----------  --------- ---------
                                                      (dollars in thousands)
Balance by type of account
   and interest rate:
    Commercial Checking             -%  $  23,651   4.27%            -%  $  19,563   3.45 %
    Personal Checking            2.47      58,776  10.60          2.47      50,075   8.82
    Money Market Checking        2.52      19,070   3.44          2.52      21,268   3.75
    Money Market Passbook   2.52-4.89      32,426   5.85     2.52-3.93      31,898   5.62
    Savings                      2.13      97,361  17.56          2.37     108,240  19.06
    Club                         2.13       2,225   0.40          2.37       2,064   0.36
                                        --------- -------                --------- -------
                                          233,509  42.12                   233,108  41.06
                                        --------- -------                --------- -------
    Certificates:
    Regular                 3.40-5.84(a)  279,350  50.40     3.20-5.51     266,754  46.99
    Negotiable              4.35-7.68(a)   41,033   7.40     5.50-7.68      67,464  11.88
                                        --------- -------                --------- -------
                                          320,383  57.80                   334,218  58.87
                                        --------- -------                --------- -------
    Accrued interest payable                  428   0.08                       384   0.07
                                        --------- -------                --------- -------
                                        $ 554,320 100.00%                $ 567,710 100.00%
                                        ========= =======                ========= =======

(a) At September 30,1996, the weighted average interest rates for regular and negotiable certificates were 5.32% and 5.87%, respectively.

                                  1996                  1995
                          ------------------    ------------------
                            Amount       %        Amount       %
                          ---------- -------    ---------- -------
                                   (dollars in thousands)
Contractual maturity of
certificate accounts:
Within one year           $ 288,982   90.20%    $ 298,070   89.18%
One to two years             14,089    4.40        18,553    5.56
Two to three years            4,702    1.47         5,627    1.68
Three to Five Years           6,111    1.91         4,853    1.45
Over Five Years               6,499    2.02         7,115    2.13
                          ---------- -------    ---------- -------
                          $ 320,383  100.00%    $ 334,218  100.00%
                          ========== =======    ========== =======

Interest expense on deposits is comprised of the following:

                                          Year Ended September 30,
                                   -----------------------------------
                                       1996         1995         1994
                                   ---------    ---------    ---------
                                           (Dollars in thousands)
Personal and money market
   checking accounts               $  1,877     $  1,742     $  1,450
Savings, money market passbook
   and certificate accounts.         21,088       18,912       11,637
                                   ---------    ---------    ---------
                                   $ 22,965     $ 20,654     $ 13,087
                                   =========    =========    =========


(6)  Borrowed Money

Notes payable and other borrowings are as follows:

                                                      September 30,
                                       Interest  --------------------
                          Due Date        Rate       1996       1995
                        -------------- --------  ---------  ---------
                                         (dollars in thousands)
FHLB of N.Y. (a)(d)     Mar.   3, 2008    6.56%  $    128   $    130
FHLB of N.Y. (b)(d)     Sept. 11, 2006    8.16        200        200
FHLB of N.Y. (b)(d)     May   25, 2000    6.63      3,000      3,000
FHLB of N.Y. (b)(d)     Jan.  30, 1998    7.97      2,000      2,000
FHLB of N.Y. (c)(d)     Demand            6.13        600          -
FHLB of N.Y. (c)(d)     Demand            6.63          -     17,775
                                                 ---------  ---------
                                                 $  5,928   $ 23,105
                                                 =========  =========

(a)  These borrowings require periodic amortization.
(b)  These borrowings do not require periodic amortization.
(c)  The Corporation maintains a $63.3 million line of credit.
(d) First DeWitt maintains a blanket collateral agreement with FHLB for the above borrowings. The amortized cost of mortgage-backed securities, investments, and mortgage loans pledged toward this agreement at September 30,1996 was $28.0 million, $8.1 million and $25.5 million, respectively. The maximum borrowings outstanding cannot exceed 90% of the amounts pledged.

(7)  Office Properties and Equipment

Office properties and equipment are summarized as follows:

                                             September 30,
                                        ----------------------
                                            1996        1995
                                        ----------   ---------
                                            (in thousands)
At cost:
   Land                                  $  1,584    $  1,563
   Buildings and improvements               9,138       9,076
   Furniture, equipment and automobiles     7,888       7,111
                                        ----------   ---------
                                           18,610      17,750
   Less accumulated depreciation            8,439       7,227
                                        ----------   ---------

                                         $ 10,171    $ 10,523
                                        ==========   =========


(8)   Accrued Interest Receivable

A breakdown of accrued interest receivable on assets follows:

                                         September 30,
                                      --------------------
                                         1996        1995
                                      --------    --------
                                          (in thousands)
Mortgage and other loans              $ 5,140     $ 5,292
Mortgage-backed securities                212         122
Investments                               579         495
                                      --------    --------
                                        5,931       5,909
Reserve for uncollectible interest     (1,989)     (1,863)
                                      --------    --------
                                      $ 3,942     $ 4,046
                                      ========    ========


(9) Other Expenses

Other expenses include the following:

                                            Year ended September 30,
                                       --------------------------------
                                          1996        1995        1994
                                       --------    --------    --------
                                                  (in thousands)
Telephone, postage and supplies        $   687     $   669     $   559
Insurance and bond premium                 328         457         425
Legal expenses                             314         256         215
Branch operations expense                  304         276         223
Examination and audit services expense     317         315         445
Other employee expense                     217         280         246
Other                                      684         871         971
                                       --------    --------    --------
                                       $ 2,851     $ 3,124     $ 3,084
                                       ========    ========    ========


(10) Income Taxes

Income tax expense (benefit) is made up of the following components:

                                           Year ended September 30,
                                      ---------------------------------
                                         1996        1995        1994
                                      ---------    --------    --------
                                                 (in thousands)
Current tax expense:
   Federal                            $    336     $ 1,575     $ 1,550
   State                                     -         147         142
                                      ---------    --------    --------
                                           336       1,722       1,692
                                      ---------    --------    --------
Deferred federal tax benefit            (1,944)       (590)       (329)
                                      ---------    --------    --------
   Total income tax expense (benefit) $ (1,608)    $ 1,132     $ 1,363
                                      =========    ========    ========

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1996 and 1995 are as follows:

                                             1996         1995
                                          --------     --------
Deferred tax assets:
   Allowance for losses on loans
     and real estate owned per books      $ 3,633      $ 1,850
   Loan origination fees deferred
     for book purposes                        177          126
   Accrued SAIF special assessment          1,115            -
   Reserve for uncollected interest           426          476
   Other, net                                 344           89
   Net operating loss carryforwards           417          564
                                          --------     --------
      Total gross deferred tax assets       6,112        3,105
                                          --------     --------
         Less valuation allowance           1,106          281
                                          --------     --------
                                            5,006        2,824
                                          --------     --------
Deferred tax liabilities:
   Depreciation                               867          862
   Tax reserve for bad-debt                   174            -
                                          --------     --------
       Total gross deferred tax liability   1,041          862
                                          --------     --------
                                          $ 3,965      $ 1,962
                                          ========     ========

A reconciliation of income tax expense (benefit) per consolidated financial statements and the "expected" income tax expense (benefit) follows:

                                           Year ended September 30,
                                           ------------------------
                                               1996         1995
                                            --------     --------
                                                (in thousands)
Expected income tax expense (benefit)       $(2,467)     $ 1,744
Amortization of excess cost over fair
   value of net assets acquired                  68          145
State tax, net of Federal benefit                 -           33
Increase in cash surrender value of
   insurance policies                          (135)        (227)
Interest income exclusion                      (241)        (265)
Other, net                                      342          104
Change in the beginning-of-the-year
   balance of the valuation allowance
   for deferred tax assets allocated
   as income tax expense                        825         (402)
Income tax expense (benefit) per            --------     --------
   consolidated financial statements        $(1,608)     $ 1,132
                                            ========     ========

The valuation allowance for deferred assets as of October 1, 1995 was $281,000. The net change in the total valuation allowance for the year ended September 30, 1996 was an increase of $825,000. Included in deferred tax assets "Other, net" is an asset related to the unrealized loss on securities available for sale, in the amounts of $89,000 and $30,000 for 1996 and 1995, respectively.

The Corporation will need to generate future taxable income, in order to fully realize the deferred tax asset. Management believes it is more likely than not that the Corporation will realize the benefit of net deductible temporary differences and that such net deductible temporary differences will reverse during periods in which the Corporation generates net taxable income. The net deferred tax asset is predicated on the Corporation generating sufficient taxable income to utilize the deferred tax assets. There can be no assurance, however, that the Corporation will generate any earnings or any specific level of continuing earnings.

The Congress in August of 1996, repealed, for tax purposes, the percentage of taxable income bad debt reserve method. Pursuant to SFAS 109, retained income at September 30, 1996 includes approximately $10.0 million for which no provision for income tax has been made. This amount represents an allocation of income to bad-debt deductions for tax purposes only. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes, distributions in complete or partial liquidation, and excess distributions to shareholders. The Corporation at September 30, 1996 had an unrecognized deferred tax liability of $3.6 million with respect to this reserve.

(11) Employee Benefit Plans

The Corporation has a noncontributory defined benefit pension plan. The plan covers all employees provided they are at least 21 years of age and have worked a minimum of 1000 hours in the plan year. Benefits are generally based on years of service and the employee's compensation during the last 5 years of employment. In 1995, the Bank froze all future benefit accruals to participants in the pension plan. Accordingly, 1996 net periodic pension cost and the projected benefit obligation reflect the effects of the plan curtailment.

The following table sets forth the plan's funded status:

                                                       September 30,
                                                     -------------------
                                                      1996        1995
                                                     -------     -------
                                                       (in thousands)
Plan assets at fair value, primarily
   investment rated bonds and
   mortgages with call protection                    $3,126      $2,337
                                                     -------     -------
Actuarial present value of benefit obligations:
   Accumulated benefit obligation for service
     rendered to date, including vested benefits
     of $2,791 and $2,860, respectively               3,066       3,106
   Additional future benefits based on estimated
     salary levels                                        -         301
                                                     -------     -------
Projected benefit obligation                          3,066       3,407
                                                     -------     -------
Excess of projected benefit obligation over
   plan assets                                           60      (1,070)
 Unrecognized net transition asset being
   recognized over 20.5 and 21.5 years, respectively     (9)         (9)
Unrecognized prior service cost                           -         843
Unrecognized net gain                                  (398)        (37)
Additional minimum balance sheet liability                -        (496)
                                                     -------     -------
Accrued pension cost included in other
   (assets) liabilities                              $ (347)     $ (769)
                                                     =======     =======
                                            Year ended September 30,
                                            ------------------------
                                              1996    1995    1994
                                             ------  ------ -------
                                                 (in thousands)
Net periodic pension cost included the
  following components:
Service cost-benefits earned during the
  period                                     $   -   $ 273   $ 265
Interest cost on projected benefit
  obligation                                   244     226     202
Actual return on plan assets                  (586)   (112)    (43)
Net amortization and deferral                  361      10     (72)
Curtailments loss                              542       -       -
                                             ------  ------ -------
Total net periodic pension cost              $ 561   $ 397   $ 352


Annual pension contributions are made by the Bank in accordance with the requirements of the Employee Retirement Income Security Act of 1974. The weighted average discount rate of 7.5% in 1996, 1995 and 1994, and the rate of increase in future compensation levels of 5.5% in 1995 and 1994 were used in determining the actuarial present value of benefit obligations. The expected long-term rate of return on assets was 9.0% for 1996, 1995 and 1994.

First DeWitt has established an Employee Stock Ownership Plan ("ESOP"). This plan covers all employees included in the pension benefit plan except the President and Chief Executive Officer. The ESOP, which is a tax-qualified employee benefit plan, became effective upon conversion. At September 30, 1996, the ESOP held, in trust, 171,302 shares of the Corporation's common stock.

First DeWitt has established a qualified defined contribution 401(k) Thrift Plan (the Plan) under Section 401(k) of the Internal Revenue Code. Substantially all employees are eligible for participation after one year of credited service, as defined, provided they have attained age 21. Under the Plan, employee contributions are partially matched by the Corporation. All employee and employer matching contributions and income thereon are fully vested at all times. Total 401(k) expense was $111,000, $82,000 and $75,000 for the years ended September 30, 1996, 1995 and 1994, respectively.

As of October 1, 1994, the Bank adopted deferred compensation plans for the benefit of certain executive officers. Under the plans, the Bank agrees (i) in return for the participants relinquishing the right to a portion of their current compensation and (ii) as a supplemental retirement benefit, to pay certain officers retirement benefits in a lump sum or in the form of monthly payments of up to 240 months. The Bank will accrue on the books the present value of the benefits, so the amounts required will be provided at normal retirement dates and thereafter. Full retirement benefits are immediately payable to the participant's beneficiary if death of the participant occurs prior to retirement. The Bank incurred $666,000 and $198,000 of expense relating to these plans during the years ended September 30, 1996 and 1995, respectively.

In conjunction with the formation of these plans, the Bank purchased life insurance on the participants. The cash surrender value of that insurance was approximately $12.0 million and $11.6 million at September 30, 1996 and 1995, respectively.

(12) Commitments and Contingencies

Certain bank facilities are occupied under non-cancelable long term operating leases which expire at various dates through 2007. Certain lease agreements provide for renewal options and increases in rental payments based upon increases in the consumer price index. Minimum aggregate lease payments for the remainder of the lease terms are as follows:

             September 30,       (in thousands)
             -------------       --------------
                   1997               $    253
                   1998                    246
                   1999                    247
                   2000                    258
                   2001                    163
                Thereafter                 465
                                 --------------
       Total lease commitments        $  1,632
                                 ==============

Net premises and occupancy expenses for 1996, 1995, and 1994 includes approximately $239,800, $137,000 and $148,200, respectively, of rental expenses for bank facilities.


In the ordinary course of business, to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates, the Bank is a party to various financial instruments which are not reflected in the consolidated financial statements. These instruments consist of commitments to extend credit and unused lines of credit available under consumer loan credit lines and involve elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The amount of collateral obtained, if deemed necessary upon extension of credit, is based upon management's credit evaluation of the counterparty.

Loan commitments outstanding at September 30, 1996 and 1995 totaled $9.9 million and $17.3 million, respectively. The loan commitments outstanding at September 30, 1996 consist of variable rate commitments approximating $6.7 million and fixed rate commitments approximating $3.2 million. The later commitments had rates primarily from 6.63% to 8.75%. Unused line of credit available under credit lines aggregated $28.8 million and $34.6 million at September 30, 1996 and 1995. These off-balance sheet commitments generally have fixed expiration dates or other termination clauses.

In addition, the Bank had commitments to sell mortgage loans outstanding at September 30, 1996 totaling $4.8 million with interest rates ranging from 6.50% to 8.75%. At September 30, 1995, there were similar commitments to sell mortgage loans outstanding totaling $34.7 million.

The Bank grants residential, consumer, construction and commercial loans secured generally by real estate to customers located primarily in New Jersey. Accordingly, as with most financial institutions in the market area, the ultimate collectability of a substantial portion of the loan portfolio and recoverability of in-substance foreclosed loans and real estate acquired by foreclosure are susceptible to changes in market conditions.

In the normal course of business, First State may be party to various outstanding legal proceedings and claims. In the opinion of management, the disposition of such legal proceedings and claims will not materially affect First State's consolidated financial statements.

(13) Selected Quarterly Financial Data (unaudited)

Quarterly results from 1996 and 1995 are shown below (in thousands, except per share amounts):


                                                  1996
                                   ----------------------------------------
                                    First    Second      Third      Fourth
                                   --------  --------   --------   --------
Interest income                     11,844    11,601     13,050     12,744
Net interest income                  5,905     5,880      6,928      6,472
Provisions for loan losses             300       900      4,400      3,300
Income (loss) before income taxes    2,263       439     (3,503)    (6,456)
Net income (loss)                    1,505       308     (2,809)    (4,653)
Net income (loss) per share           0.36      0.08      (0.69)     (1.15)



                                                    1995
                                   ----------------------------------------
                                    First    Second      Third      Fourth
                                   --------  --------   --------   --------
Interest income                     10,151    10,907     11,450     11,841
Net interest income                  5,569     5,669      5,724      5,622
Provisions for loan losses             200       300        600        550
Income before income taxes           1,476     1,487      1,332        835
Net income                             961       988        958      1,091
Net income per share                  0.25      0.25       0.24       0.27


(14) Stock Option Plans

The Corporation has various stock option plans which have been approved by the Corporation's stockholders. The table below details their status at September 30, 1996.

                                                    STOCK OPTIONS                 STOCK AWARDS
                                        -------------------------------------    ---------------
                            Total                             Wht.                                    Total
                           Shares                             Avg.   Options                          Shares
    Plan                 Outstanding      Issued   Vested    Price  Exercised    Issued   Vested     Unissued
-------------------------  -------------  --------  -------  -------  ---------    ------   ------     --------
The 1987 Plan               190,700(a)   190,700  190,700  $  5.50     44,250       N/A      N/A           -
The 1993 Directors Plan      50,800       50,800   12,700  $  6.98     12,700         -        -           -
The 1993 Plan:
  1995 Distribution         254,000       48,700   19,480  $  7.25          -    11,700    4,680
  1996 Distribution                       75,600   15,120  $ 13.25          -    17,100    3,420      95,500

(a) Options that have expired under this plan total 82,550.

On October 14, 1994, Ocean Independent Bank issued shares under an existing stock option plan that converted to 15,443 shares of First State common stock.

(15) Condensed Financial Information of Parent Company

                                                 September 30,
                                           ---------------------
                                              1996         1995
                                           ---------   ---------
                                                 (in thousands)
Balance Sheets
Assets
   Cash                                      $     59    $    220
   Investments securities available for sale    1,007         964
   Investment securities                            -         410
   Loans receivable                               207         217
   Investments in subsidiaries                 33,965      39,779
   Other assets                                     -           2
                                             ---------   ---------
     Total assets                            $ 35,238    $ 41,592
                                             =========   =========
Liabilities and Stockholders' equity
   Other liabilities                                2           -
   Stockholders' equity                        35,236      41,592
                                             ---------   ---------
     Total stockholders' equity              $ 35,238   $  41,592
                                             =========   =========

                                             Years ended September 30,
                                          -----------------------------
                                              1996      1995      1994
                                          ---------  --------  --------
                                               (dollars in thousands)
Statement of Operations:
   Dividends from subsidiary              $      -   $ 1,000   $ 1,250
   Other income                                 76        76        31
                                          ---------  --------  --------
     Total income                               76     1,076     1,281

Operating expenses                             109       276       274
Income (loss) before income taxes and
  equity in undistributed earnings of
  subsidiaries                                 (33)      800     1,007
Income tax benefit                             (58)     (384)        -
                                          ---------  --------  --------
Income before equity in undistributed
   earnings of subsidiaries                     25     1,184     1,007
Equity in undistributed earnings (losses)
   of subsidiaries                          (5,674)    2,814     2,494
                                          ---------  --------  --------
Net income (loss)                         $ (5,649)  $ 3,998   $ 3,501
                                          =========  ========  ========

                                                         Years ended September 30,
                                                      ----------------------------
                                                          1996      1995     1994
                                                      ---------  -------- --------
                                                               (in thousands)
Statement of Cash Flows:
Operating activities:
   Net income (loss)                                  $ (5,649)  $ 3,998  $ 3,501
   Net accretion of investment discount                      -       (29)       -
   Provision for losses on loans                             -        50        -
   Decrease in other assets                                  2       218      100
   Increase in other liabilities                             2         -        -
                                                      ---------  -------- --------
   Net cash (used) provided by operating activities     (5,645)    4,237    3,601
                                                      ---------  -------- --------
Investing activities:
   Decrease (increase) in investment in subsidiaries     5,675    (2,845)  (2,417)
   Proceeds from loan repayments                            10         8       20
   Origination of loans receivable                           -       (44)    (154)
   Purchase of investment securities available for sale   (473)     (454)    (510)
   Purchase of investment securities                         -    (1,097)       -
   Proceeds from sale of investment securities available
      for sale                                             430         -        -
   Proceeds from maturities of investment securities       410       716        -
                                                      ---------  -------- --------
   Net cash provided (used) by investing activities      6,052    (3,716)  (3,061)
                                                      ---------  -------- --------
Financing activities:
   Dividends paid on common stock                         (861)     (758)    (476)
   Common stock issued                                     293       190        -
                                                      ---------  -------- --------
   Net cash used by financing activities                  (568)     (568)    (476)
                                                      ---------  -------- --------
(Decrease) increase in cash                               (161)      (47)      64
Cash at beginning of year                                  220       267      203
                                                      ---------  -------- --------
Cash at end of year                                   $     59   $   220  $   267
                                                      =========  ======== ========
NON-CASH TRANSFERS:
   Release of Employee Stock Ownership Plan stock     $      -   $     -  $ 1,159
   Cancellation of common shares in conjunction with
     merger                                           $      -   $     -  $   109



(16) Stockholders' Equity and Regulatory Matters

Subject to applicable law, the Board of Directors of the Bank and of the Corporation may each provide for the payment of dividends.

Future declaration of cash dividends by First State will depend upon dividend payments by the Bank to the Corporation, which is its primary source of income. Under Office of Thrift Supervision ("OTS") regulations, if the Bank satisfies all applicable capital requirements, the Bank is permitted to pay cash dividends during a calendar year in an amount equal to 100% of its net income to date during that calendar year plus 50% of the amount by which its capital exceeds its capital requirements at the beginning of the year. The Bank is required to give 30 days' prior notice to the OTS of the intention to pay a dividend, and the OTS may prohibit the payment of the dividend.

Earnings allocated to bad debt reserves for losses and deducted for federal income tax purposes are not available for dividends or other distributions with respect to the Bank's capital stock without the payment of tax at the then current income tax rate on approximately 150% of the amount so used, assuming a 34% corporate income tax rate.

At the time of conversion from mutual to stock form, a liquidation account was established in an amount equal to the Bank's retained income at December 31, 1986. The liquidation account was established for the benefit of eligible account holders who continue to maintain their accounts at First DeWitt after conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their eligible deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive a distribution from the liquidation account in a proportionate amount to the current adjusted eligible account balances then held. The balance of the liquidation account at September 30, 1996 was $69,000 ($1.7 million at September 30, 1995).

OTS regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at September 30, 1996, the Bank was required to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1 (core) capital to total adjusted assets of 3.0%; and a minimum ratio of total (core and supplementary) capital to risk- weighted assets of 8.0%.

Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered adequately capitalized if it has a Tier 1 (core) capital ratio of at least 3.0%; a Tier 1 risk-based capital ratio of at least 4.0%; and a total risk- based capital ratio of at least 8.0%. Under the framework, the Bank's capital levels do not allow the Bank to accept brokered deposits without prior approval from regulators.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings, and other factors.

Management believes that, as of September 30, 1996, the Bank meets all capital adequacy requirements to which it is subject. The following is a summary of the Bank's actual capital amounts and ratios as of September 30, 1996 and 1995, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well-capitalized institution.

                                                            To Be Well
                                                           Capitalized
                                                              Under
                                                              Prompt
                                             Minimum        Corrective
                                             Capital          Action
                             Actual        Requirements     Provisions:
                          --------------  --------------  ---------------
                          Amount  Ratio   Amount  Ratio   Amount  Ratio
                          ------  ------  ------  ------  ------  -------
                                      ( in thousands )
As of September 30, 1996:
Tangible Capital          31,954   5.24%    9,143  1.50%    9,143   1.50%
Core Capital              31,954   5.24%   18,285  3.00%   30,474   5.00%
Tier 1 Risk-Based Capital 31,954   8.14%   15,710  4.00%   23,565   6.00%
Risk-Based Capital        36,921   9.40%   31,419  8.00%   39,274  10.00%


As of September 30, 1995:
Tangible Capital          37,404   5.87%    9,563  1.50%    9,563   1.50%
Core Capital              37,404   5.87%   19,126  3.00%   31,877   5.00%
Tier 1 Risk-Based Capital 37,404   9.27%   16,137  4.00%   24,205   6.00%
Risk-Based Capital        42,448  10.52%   32,273  8.00%   40,341  10.00%

SAIF Special Assessment

The Deposit Insurance Funds Act of 1996 (the "Act") was signed into law on September 30, 1996. Among other things, the Act requires depository institutions to pay a one-time special assessment of 65.7 basis points on their SAIF-assessable deposits, in order to recapitalize the SAIF to the reserve level required by law. The Corporation's financial statements for the year ended September 30, 1996 reflect a separate charge of $3.1 million this special assessment.

(17) Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (Statement 107), requires disclosure of estimated fair value for financial instruments. Fair value estimates, methods and assumption are set forth below for the Bank's financial instruments for which it is practical to estimate those values.

Cash on hand and in banks

For cash on hand and in banks the carrying amount approximates fair value.

Investments Available for Sale, Investments and Mortgage-backed Securities

The fair value of investments available for sale, investments and mortgage-backed securities, were based on quoted market prices or dealer quotes, if available. If a quoted market price or dealer quote was not available, fair value was estimated using quoted market prices of similar securities.

Stock in Federal Home Loan Bank of New York

The fair value for FHLB stock is its carrying value, since this is the amount for which it could be redeemed. There is no active market for this stock and the Bank is required to maintain a minimum balance based upon the unpaid principal of home mortgage loans and similar obligations.

Loans, Receivable

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans were segregated by type. Each loan category was further segmented into fixed and adjustable rate interest terms.

The fair value of loans is estimated by discounting the future cash flows and prepayments using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining terms.

Cash surrender value of life insurance

The fair value of the cash surrender value of life insurance is the approximate cash value at September 30, 1996 and 1995.

Deposit Liabilities

The fair value of deposits with no stated maturity, such as passbook, NOW, money market and commercial deposit accounts, is equal to the amount payable on demand as of September 30,1996 and 1995. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowed Money

The fair value of borrowed money is the carrying value for short-term obligations while long-term borrowing fair values are estimated using rates available on borrowings with similar terms and maturities.

The estimated fair values of the Bank's financial instruments as of September 30, 1996 and 1995 are presented in the following table. Since the fair value of off-balance-sheet commitments approximates book value, these disclosures are not included.

                                                   1996                1995
                                          ------------------- -------------------
                                              Book      Fair      Book      Fair
                                             Value     Value     Value     Value
                                          --------- --------- --------- ---------
                                                        (in thousands)
Financial assets:
Cash on hand and in banks                 $ 12,395  $ 12,395  $ 11,792  $ 11,792
Investment securities                       24,643    24,355    20,889    20,657
Investment securities,available for sale     9,466     9,466    11,799    11,799
Mortgage-backed securities                  31,024    30,560    18,961    19,002
Federal Home Loan Bank of New York stock     3,404     3,404     3,715     3,715
Loans receivable, net                      480,931   486,529   461,648   465,742
Mortgage loans held for resale               9,106     9,106    67,219    67,642
Cash surrender value of life insurance      11,978    11,978    11,582    11,582
                                          --------- --------- --------- ---------
Financial liabilities:
Deposits                                  $554,320  $553,205  $567,710  $567,126
Borrowed money                               5,928     5,997    23,105    23,159
                                          --------- --------- --------- ---------

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(18) Recent Accounting Pronouncements

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS 123 encourages all entities to adopt the "fair value base method" of accounting for employee stock compensation plans. However, SFAS 123 also allows an entity to continue to measure compensation cost under such plans using the "intrinsic value based method." Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, usually the vesting period. Fair value is determined using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and the expected dividends on it, and the risk-free interest rate over the expected life of the option. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most stock plans have no intrinsic value at date of grant, and under previous accounting guidance, no compensation cost was to be recognized.

The accounting requirements of this statement are effective for transactions entered into in fiscal years that begin after December 15, 1995. The Bank intends to continue accounting for compensation costs under the intrinsic value based method and will provide pro forma disclosures for all awards granted after October 1, 1995. Such disclosures include net income and earnings per share after the fair value based method of accounting has been applied.

In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 125). SFAS 125 amends portions of SFAS 115, and extends to all servicing assets and liabilities, the accounting standards for mortgage servicing rights now governed by SFAS 65, and SFAS 122. The statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. Those standards are based upon consistent application of a financial components approach that focuses on control. The statement also defines accounting treatment for servicing assets and other retained interests in the assets that are transferred. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. The Bank does not expect the adoption of SFAS 125 to have material effect on its future financial position or results of operations.